Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Fortrea Holdings Inc. 2023 Omnibus Incentive Plan, as amended and restated, of our reports dated March 3, 2025, relating to the financial statements of Fortrea Holdings Inc. and the effectiveness of Fortrea Holdings Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Fortrea Holdings Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
August 29, 2025